                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NEWS RELEASE

January 28, 2002                               For Further Information Contact:
                                               L. Nash Allen, Jr. (662) 680-2330



                    BANCORPSOUTH, INC. ISSUES $125 MILLION OF
                           TRUST PREFERRED SECURITIES

TUPELO, Miss., Jan. 28 -- BancorpSouth, Inc. (NYSE: "BXS") announced today the issuance of 5,000,000 shares of 8.15% Trust Preferred Securities (TruPS(R)), $25 face value per share, due January 28, 2032, callable at the option of BancorpSouth on or after January 28, 2007. The offerings will be lead managed by Salomon Smith Barney Inc.

The Trust Preferred Securities represent undivided beneficial interests in BancorpSouth Capital Trust I, which was established by BancorpSouth for the purpose of issuing Trust Preferred Securities. The Trust Preferred Securities are fully and unconditionally guaranteed by BancorpSouth and will be listed on the New York Stock Exchange under the symbol "BXS PrA." BancorpSouth intends to use the net proceeds from the transaction for general corporate purposes, which may include repurchase of shares of its outstanding common stock, investments at the holding company level, extensions of credit to its subsidiaries and possible acquisitions.

BancorpSouth, Inc. is a bank holding company headquartered in Tupelo, Mississippi with approximately $9.4 billion in assets. BancorpSouth operates approximately 250 commercial banking, insurance, trust, broker/dealer and consumer finance locations in Alabama, Arkansas, Louisiana, Mississippi, Tennessee and Texas.

This news release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such states.

Certain statements contained in this news release may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "expect," "may," "might," "will," "would" or "intend." These forward-looking statements include, without limitation, those relating to the use of proceeds from the issuance of the Trust Preferred Securities and the listing of the Trust Preferred Securities on the New York Stock Exchange.

         We caution you not to place undue reliance on the forward-looking statements contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements, due to a variety of factors. Those factors include, but are not limited to, changes in economic conditions and government fiscal and monetary policies, fluctuations in prevailing interest rates, laws and regulations affecting financial institutions, the ability of BancorpSouth to compete with other financial services companies, changes in BancorpSouth's operating or expansion strategy, geographic concentration of BancorpSouth's assets, availability of and costs associated with obtaining adequate and timely sources of liquidity, other factors generally understood to affect the financial results of financial services companies, and other factors described from time to time in BancorpSouth's filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.